UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

WL ROSS HOLDING CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.

(3) Filing Party:

(4) Date Filed:

New York, NY, May 18, 2016 – Neon Finance Company LLC, a wholly owned subsidiary of WL Ross Holdings Corp. (NASDAQ:WLRH), announced today that it priced and allocated a $655 million senior secured term loan facility (the “Term Loan Facility”) associated with its previously announced definitive agreement to acquire Nexeo Solutions Holdings, LLC (the “Acquisition”). As a result of strong demand, the Term Loan Facility was upsized to $655 million from a previously disclosed size of $630 million. The total amount of debt remains unchanged as the additional proceeds from the Term Loan Facility will be used to reduce borrowings under the previously disclosed senior secured asset based revolving credit facility (together with the Term Loan Facility, the “Debt Financing”). The Term Loan Facility will mature seven years after the closing date.

The Term Loan Facility will bear interest at a LIBOR rate, subject to a floor of 1.00%, plus an applicable margin of 4.25%, issued with an original issue discount of 0.50%. Initial pricing of the Term Loan Facility was tightened over the course of the syndication process due to an institutional investor order book that was more than two times oversubscribed.

Wilbur L. Ross, Jr., Chairman of WLRH, said, “We are excited by the positive reception Nexeo has received from debt investors demonstrated by the significantly oversubscribed order book and favorable financing terms. It is a true testament to the quality of the business model and the management team.”

Proceeds from the Debt Financing are expected to be used to fund a portion of the purchase consideration for the Acquisition. Nexeo Solutions, LLC will assume the obligations under the Debt Financing as the borrower following closing of the Acquisition. Effectiveness of the credit agreement governing the Term Loan Facility is expected to occur in early June 2016 and is subject to certain customary closing conditions.

Bank of America Merrill Lynch, Jefferies Finance and Deutsche Bank acted as joint lead arrangers and book-running managers on the Term Loan Facility.

About WL Ross Holding Corp.

WL Ross Holding Corp. is a public investment vehicle sponsored by WL Ross Sponsor LLC, an affiliate of WL Ross & Co. LLC, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets. WL Ross Holding Corp completed its initial public offering in June 2014, raising approximately $500 million in cash proceeds. WL Ross Holding Corp.’s officers and certain of its directors are affiliated with WL Ross & Co. LLC. Founded in 2000, WL Ross & Co. LLC is a global value oriented private equity firm which seeks niche opportunities in markets where it believes its knowledge, insight and experience offers an advantage in assessing and cultivating new investment opportunities.

About Nexeo Solutions

Nexeo Solutions is a large global chemical and plastics distributor with a centralized business model. With operations worldwide, Nexeo Solutions offers over 27,000 products used in a broad cross-section of industries, including chemicals manufacturing, oil and gas, paints and coatings, automotive, healthcare and personal care. Nexeo Solutions distributes these products in North America, EMEA, and Asia. The Company provides broad logistics capabilities, in-depth market knowledge, dedicated technical expertise and Environmental Services. As a private Company employing approximately 2,500 employees, Nexeo connects a network of over 1,300 suppliers with a diverse base of more than 27,000 customers. Learn more at www.nexeosolutions.com.

Forward Looking Statements

Certain statements made herein are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters and the timing and closing of the credit agreement governing the Term Loan Facility. Such forward-looking statements include plans for allocation of additional proceeds and the terms and use of the Debt Financing, and the quality of Nexeo Solutions’ business model and management team. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger by and among WL Ross Holding Corp. (the “Company”), Neon Acquisition Company LLC, Neon Holding Company LLC, Nexeo Solutions, TPG Accolade Delaware, LP and Nexeo Holdco, LLC (the “Merger Agreement”); the outcome of any legal proceedings that have been, or will be, instituted against the Company, Nexeo Solutions, or other parties to the Merger Agreement following announcement of the Merger Agreement and transactions contemplated therein; the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of the Company or other conditions to closing in the Merger Agreement; the failure to satisfy the closing conditions for the Term Loan Facility; risks that the proposed transaction disrupts Nexeo Solutions’ current plans, business model and operations and the potential difficulties in employee retention as a result of the announcement of the Merger Agreement and consummation of the transaction described therein; costs related to the proposed mergers and the impact of the substantial indebtedness to be incurred to finance the consummation of the mergers; changes in applicable laws or regulations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by the Company and Nexeo Solutions.

Additional information concerning these and other factors that may impact our expectations and projections can be found in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, in Nexeo Solutions’ periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and in the definitive proxy statement filed by the Company with the SEC on May 9, 2016. Our SEC filings are available publicly on the SEC’s website at www.sec.gov. The Company disclaims any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information about the Transaction and Where to Find It

In connection with the proposed Acquisition and other matters, the Company has filed a proxy statement with the SEC on May 9, 2016 and, on May 9, 2016 commenced mailing the definitive proxy statement and other relevant documents to its stockholders as of the May 5, 2016 record date for the special meeting, and filed a revision to the proxy statement with the SEC on May 18, 2016. Investors and security holders of the Company are advised to read the definitive proxy statement and other relevant documents that have been or will be filed with the SEC in connection with the Company’s solicitation of proxies for its stockholders’ meeting to be held to approve the proposed Acquisition, among other matters, because the definitive proxy contains important information about the proposed Acquisition and the parties to the proposed Acquisition. Stockholders may also obtain a copy of the definitive proxy statement, as well as other relevant documents that have been or will be filed with the SEC, without charge, at the SEC’s website at www.sec.gov or by directing a request to: WL Ross Holding Corp., c/o WL Ross & Co. LLC, 1166 Avenue of the Americas, 25th Floor, New York, New York 10036, e-mail: WLRHolding@wlross.com, Attn: Tony Reina (Legal Department).

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at:  Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902, phone: (800) 662-5200 (banks and brokers call collect at: (203) 658-9400), email: WLRoss.info@morrowco.com.

Participants in Solicitation

The Company, Nexeo Solutions Holdings, LLC, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Company stockholders in connection with the proposed Acquisition. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the Company’s stockholders in connection with the proposed Acquisition, and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement for the proposed Acquisition, which has been filed with the SEC. Information concerning the interests of the Company’s and Nexeo Solutions Holdings, LLC’s participants in the solicitation, which may, in some cases, be different than those of the Company’s and Nexeo Solutions Holdings, LLC’s stockholders generally, is also set forth in the definitive proxy statement relating to the proposed Acquisition.